COPPER ROAD INC.

(AN EXPLORATION STAGE COMPANY)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2007

(EXPRESSED IN US DOLLARS)

(UNAUDITED – PREPARED BY MANAGEMENT)

COPPER ROAD INC.

(An Exploration Stage Company)

INTERIM CONSOLIDATED BALANCE SHEET

(Presented in US Dollars)

(Unaudited - Prepared By Management)

AS AT SEPTEMBER 30, 2007 WITH AUDITED FIGURES AT DECEMBER 31, 2006

	(Unaudited) September 30, 2007	(Audited) December 31, 2006
ASSETS
Current
Cash	$ 798	$ 16,002
Prepaid expenses and deposits	28,630	-
Due from related parties (Note 3)	238,379	-
Amount due from government agency	2,949	-

	$ 270,756	$ 16,002

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 29,163	$ 66,860
Loans payable (Note 4)	17,042	14,205
Due to related party	-	49,067

	46,205	130,132

STOCKHOLDERS' EQUITY
Authorized:
50,000,000 preferred shares, par value $0.001 per share
450,000,000 common shares, par value $0.001 per share
Issued and outstanding:
36,963,276 (2006 - 8,005,880) common shares	36,963	8,006
Additional paid in capital	555,625	37,053
Deficit accumulated during exploration stage	(368,037)	(159,189)

	224,551	(114,130)

	$ 270,756	$ 16,002

Nature of Operations and Going Concern (Note 1)

The accompanying notes are an integral part of these financial statements

COPPER ROAD INC.

(An Exploration Stage Company)

INTERIM CONSOLIDATED STATEMENT OF OPERATIONS

(Presented in US Dollars)

(Unaudited - Prepared be Management)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

	Cumulative from inception to September 30, 2007	Three months ended September 30, 2007	Nine months ended September 30, 2007

GENERAL AND ADMINISTRATIVE EXPENSES
Accounting and auditing	$ 30,114	$ 9,721	$ 18,398
Advertising and promotion	2,011	-	42
Bank charges and interest	3,013	651	2,044
Consulting	96,091	14,265	89,956
Foreign exchange (gain)	(12,817)	(19,544)	(13,991)
Legal	6,684	5,000	5,000
Management fees	105,000	15,000	45,000
Meals and entertainment	2,040	-	2,040
Office	102,785	14,898	45,431
Transfer agent and filing fees	8,827	2,038	6,192
Travel	4,573	-	4,020

	348,321	42,029	204,132

MINERAL PROPERTY EXPLORATION ANDDEVELOPMENT EXPENSES
Acquisition costs	19,716	4,716	4,716

NET LOSS	$ 368,037	$ 46,745	$ 208,848

BASIC AND DILUTED LOSS PER COMMON SHARE		$ 0.001	$ 0.009

WEIGHTED AVERAGE NUMBER OF BASIC AND
DILUTED COMMON SHARES OUTSTANDING		34,735,015	22,172,352

The accompanying notes are an integral part of these financial statements.

COPPER ROAD INC.

(An Exploration Stage Company)

INTERIM CONSOLIDATED CASH FLOW STATEMENT

(Presented in US Dollars)

(Unaudited - Prepared by Management)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

	Cumulative from inception to September 30, 2007	Three months ended September 30, 2007	Nine months ended September 30, 2007

CASH PROVIDED BY (USED IN)

OPERATING ACTIVITIES
Net loss for the period	$ (368,037)	$ (46,745)	$ (208,848)
Items not affecting cash
Issuance of shares for consulting services	1,370	1,370	1,370
Changes in non-cash working capital items:
Amount due from government agency	(2,949)	(1,212)	(2,949)
Prepaid expenses and deposits	(5,000)	-	(5,000)
Accounts payable and accrued liabilities	29,163	8,652	(37,697)

	(345,453)	(37,935)	(253,124)

FINANCING ACTIVITIES
Common stock issued for cash	567,588	49,999	522,529
Loans payable	17,042	1,169	2,837
Due to related parties	(238,379)	(62,371)	(287,446)

	346,251	(11,203)	237,920

NET INCREASE IN CASH	798	(49,138)	(15,204)

CASH, BEGINNING OF PERIOD	-	49,936	16,002

CASH, END OF PERIOD	$ 798	$ 798	$ 798

SUPPLEMENTAL DISCLOSURE:
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -

NON-CASH FINANCING ACTIVITIES
Issuance of shares for consulting services	$ 1,370	$ 1,370	$ 1,370

The accompanying notes are an integral part of these financial statements.

COPPER ROAD INC.

(An Exploration Stage Company)

INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Presented in US Dollars)

(Unaudited - Prepared by Management)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007

				Deficit
				Accumulated
	Common Shares		Additional	During	Total
	Number		Paid In	Exploration	Stockholders'
	of Shares	Amount	Capital	Stage	Equity

Shares issued for cash	8,005,880	$ 8,006	$ 37,053	$ -	$ 45,059

Net loss for the period	-	-	-	(159,189)	(159,189)

Balance, December 31, 2006	8,005,880	8,006	37,053	(159,189)	(114,130)

Shares issued for cash	27,707,396	27,707	494,822	-	522,529

Shares issued for services	1,250,000	1,250	23,750	-	25,000

Net loss for the period	-	-	-	(208,848)	(208,848)

Balance, September 30, 2007	36,963,276	$ 36,963	$ 555,625	$ (368,037)	$ 224,551

The accompanying notes are an integral part of these financial statements.

Copper Road Inc.

(an Exploration Stage Company)

Notes to the Interim Consolidated Financial Statements

(Presented in US dollars)

(Unaudited – Prepared by Management)

September 30, 2007

1.

Nature of Operations

Copper Road Inc. (the “Company”) was incorporated in the State of Nevada on February 3, 2006.  The Company is engaged in the exploration, development, and production of copper.

On September 19, 2006, the Company incorporated a private company, Copper Road Resources Inc. in the Province of British Columbia.  The main business is the exploration, development, and production of copper in Canada.

The accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern; accordingly, they do not give effect to adjustment that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and retire its liabilities in other than the normal course of business and at amounts different from those in the accompanying consolidated financial statements.  As at September 30, 2007, the Company has a loss from operations of $208,848 for the nine month period then ended and an accumulated deficit of $368,037.  The Company’s ability to continue as a going concern is dependent upon achieving profitable operations and/or upon obtaining additional financing. The outcome of these matters cannot be predicted at this time.

The Company has historically maintained its ability to finance its operation through attracting private investment to its Company.  The Company believes it can continue to raise the necessary capital for operational growth from private individuals and corporations known to the Company.  The Company further intends on utilizing whatever rights it may have to do a public offering of its common stock to raise additional funds for market expansion.

The Company has elected a December 31 year-end.

2.

Basis of Presentation

These interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim consolidated financial information and with the instructions to Form 10-KSB and Item 310(b) of Regulation S-B.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the period ended September 30, 2007 are not necessarily indicative of the results that may be expected for any interim period or the entire year.  These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2006.  The Company applies the same accounting policies and methods in these interim consolidated financial statements as those in the audited annual consolidated financial statements.

3.

Due to Related Party

Amounts due from related parties are non-interest bearing, with no specific terms of repayment.

4.

Loans Payable

At September 30, 2007, there are two loans payable to unrelated parties for $4,000 and CDN$11,000 or US$11,057.  Both loans were due on June 6, 2007 with interest at 10% per annum.  The amount reported includes accrued interest.

5.

Common Shares

The Company was initially authorized to issue 75,000,000 common shares with a par value of $0.001.  On March 6, 2006, the authorized share capital was increased to 500,000,000 shares with a par value of $0.001 broken down as to 450,000,000 common shares and 50,000,000 preferred shares.

On May 23, 2006, the Company issued 5,000,000 common shares at $0.003 per share for gross proceeds of $15,000 to the President.

On September 27, 2006, the 5,000,000 common shares issued on May 23, 2006 were cancelled and 5,000,000 common shares were issued on the same terms as at May 23, 2006 of which 3,000,000 shares were issued to the President.

On December 15, 2006, 3,005,880 common shares were issued at $0.01 per share for gross proceeds of $30,059.

On January 12, 2007, 3,161,853 common shares were issued at $0.01 per share for gross proceeds of $31,619.

During the period ended September 30, 2007, an aggregate of 24,545,543 units were issued at $0.02 per unit for aggregate proceeds of $490,911.  Each unit consists of one common share and one share purchase warrant, exercisable for one common share at a price of $0.25, for a period of two years.

During the period ended September 30, 2007, 1,250,000 units, valued at $0.02 per unit for a total value of $25,000, were issued pursuant to a consulting agreement.  Each unit consists of one common share and one share purchase warrant, exercisable for one common share at a price of $0.25, for a period of two years.  A portion of the $25,000 value attributed to these shares has been recorded as a prepaid expense, and will be recognized as consulting expense over the term of the consulting agreement.

6.

Preferred Shares

At September 30, 2007 there are no preferred shares issued and outstanding.

7.

Options

At September 30, 2007, the Company had no stock options outstanding.

8.

Warrants

At September 30, 2007, the Company had a total of 25,795,543 share purchase warrants outstanding.  Each warrant is exercisable for one common share of the Company at a price of $0.25 per share for a period of two years, expiring at various dates between April 12, 2009 and September 10, 2009.

9.

Related Party Transactions

The related party transactions are as described in Notes 4, 5 and 10.  Related party transactions are in the normal course of business, and are measured at the exchange amount.

10.

Commitments

The Company has entered into the following agreements:

(a)

Effective January 1, 2006, the Company signed a President and CEO Compensation Agreement with the president of the Company for a fee of $5,000 per month, and increased annually on January 1 of each year subject to approval by the Compensation Committee.  The agreement also entitles the president to participate in the Company’s stock option plan along with a bonus plan based upon a defined set of benchmarks established by the Board of Directors.  No stock options or bonus plan have been determined at September 30, 2007.

(b)

Effective January 1, 2006, the Company signed an Office Services Agreement with a related third party for a fee of CDN$5,000 (US$5,026) per month through to and including January 2007, and subsequently continued on a month to month basis.

11.

Subsequent Event

On October 25, 2007, the Company entered into a joint venture agreement with Springfield Minerals Pty Ltd. (“Springfield”) and RMG Limited, pursuant to which the Company, at its option, may acquire a 40% interest in two exploration tenements held by Springfield, by incurring exploration, development and mining expenditures of $2 million within two years of signing the agreement.

Upon earning the 40% interest, the Company may earn an additional 40% interest in the tenements, bringing its interest to 80%, by incurring an additional $3 million of expenditures, for an aggregate of $5 million, within three years of signing the agreement.

Upon earning the 80% interest, the Company will have the right to offer to convert the remaining 20% interest held by Springfield to a 5% net smelter return.  Springfield has the right to reject this offer.